Exhibit 3.49

ARTICLES OF ORGANIZATION

OF

SIERRA READY MIX LIMITED LIABILITY COMPANY

The undersigned, to form a Limited Liability Company under Chapter 86 of Nevada Revised Statutes, as Amended by Chapter 442, Statutes of Nevada 1991, certifies that:

1.                                    NAME. The name of the Limited Liability Company shall be “SIERRA READY MIX LIMITED LIABILITY COMPANY.”

2.                                    (a)                                PRINCIPAL PLACE OF BUSINESS. The principal place of business in Nevada shall be 4150 Smiley Road, Las Vegas, Nevada, 89031.

(b)                              BOOKS AND RECORDS. The books and records of the Company shall be kept at 4150 Smiley Road, Las Vegas, Nevada, 89031.

3.                                    RESIDENT AGENT. The name and business address of the resident agent of the Limited Liability Company in Nevada is GEORGE P. KELESIS, 600 South Eighth Street, Las Vegas, Nevada 89101.

4.                                    BUSINESS PURPOSE. The company is organized for the purpose of investing in real and personal property and in any other business or enterprise permitted by law.

5.                                    MEMBERS. The members of the company are:

Neil B. Davis

4150 Smiley Road

Las Vegas, Nevada, 89031.

Jeff W. Davis

4150 Smiley Road

Las Vegas, Nevada, 89031.

(a)                              The interest and rights of each member (including the right to vote and the right to share in the company’s profits, losses and capital) shall be set forth in an operating agreement.

(b)                              Upon the occurrence of any event which terminates the membership of any member of the company (including the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member) the remaining members may continue the business of the company as provided in the operating agreement or as otherwise unanimously agreed upon by the members (other than the member whose interest is or has been terminated).

(c)                               Now members may be added to the company as set forth in the operating agreement or as otherwise agrees upon unanimously by those who are members at the time the new member or members are added.

6.                                    NON-ASSESSABLE MEMBERSHIP. Except as specifically provided otherwise in the operating agreement, the members of the company shall not be subject to assessment for any purpose, including the payment of the debts of the company, after the amount of the initial contribution has been paid in money, property, or services.

7.                                    MANAGEMENT. The business of the company shall be managed by a committee of managers (“management committee”) in accordance with the terms of this articles of organization, the operating agreement (which must be signed by all members), and Nevada law. The management committee shall consist of at least one manager. The number of managers may from time to time be increased or decreased as permitted by law and in the manner provided for in the company’s operating agreement. A manager does not have to be a member.

8.                                    INITIAL MANAGER. The initial management shall be: Jeff B. Davis, 4150 smiley Road, Las Vegas, Nevada, 89031.

9.                                    LIMITED LIABILITY. No member or manager shall be personally liable to the company or its other members for any act or omission arising from his or her failure to exercise due care regarding the management of this company, or for any other breaches of fiduciary duty, except for any acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law. The company may indemnify and/or advance funds to a manager or member to defend a civil or criminal action as provided in Sections 302 through 306, inclusive, of Chapter 442, Statutes of Nevada 1991, at page 1299.

10.                             TERM. The company shall exist until the occupance of the first of the following events:

(a)                              Thirty years from the date of the filing of these articles of organization with the Nevada Secretary of State; or

(b)                              At the time of the filing of articles of dissolution pursuant to Sections 324 of Chapter 442, Statutes of Nevada 1991, at page 1303.

11.                             AMENDMENT. These Articles of Organization may be amended only by a vote of members holding 100% (one hundred percent) of the voting membership interests of the company.

12.                             TRANSACTIONS WITH INTERESTED MEMBER OR MANAGER. The company may enter into any business transaction in which a member or manager or employee has a personal interest, whether directly or indirectly, if:

(a)                              The transaction is an arms-length transaction entered into in good faith by all parties; and

(b)                              The company is benefitted by the transaction and cannot enter into an equivalent transaction under more favorable arrangements; and

(c)                               The personal interest in the transaction is fully disclosed to the company by the interested member, manager, or employee; and

(d)                              The transaction is approved by the management committee, excluding the interested member, manager, or employee (unless he or she is the only manager).

Dated 10-11, 1994.

/s/ Neil B. Davis	/s/ Jeff W. Davis
NEIL B. DAVIS	JEFF W. DAVIS

STATE OF NEVADA	§
§
COUNTY OF CLARK	§

On this 10th day of October, 1994, personally appeared before me NEIL B. DAVIS, who duly acknowledged that he executed the foregoing document.

NOTARY PUBLIC, STATE OF NEVADA

STATE OF NEVADA	§
§
COUNTY OF CLARK	§

On this 10th day October, 1994, personally appeared before me JEFF W. DAVIS, who duly acknowledged that he executed the foregoing document.

NOTARY PUBLIC, STATE OF NEVADA

CERTIFICATE OF ACCEPTANCE

OF APPOINTMENT BY RESIDENT AGENT

In the matter of SIERRA READY MIX LIMITED LIABILITY COMPANY, GEORGE P. KELESIS, with address at 600 South Eighth Street, Las Vegas, Nevada 89101, hereby accepts the appointment as resident agent of the above-entitled corporation in accordance with NRS 78.090.

Furthermore, the mailing address for above-registered office is 600 South Eighth Street, Las Vegas, Nevada 89101.

IN WITNESS WHEREOF, I hereunto set my hand this 10th day of October, 1994.

/s/ George P. Kelesis
GEORGE P. KELESIS